Exhibit 99.1

News Release

For Further Information:

Laura Robinette 310-444-4300

For Immediate Release

Catasys Cites Need for Integrated Solution to Treat Behavioral Health Disorders Following President Trump’s Declaration of Opioid Epidemic

Los Angeles, CA — October 30, 2017—Catasys, Inc. (NASDAQ: CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, today announced that it concurs with the Trump administration’s decision to declare the opioid epidemic an emergency but noted that further action is desperately needed.

Catasys’ Chief Medical Officer, Dr. Omar Manejwala, has presented on this topic several times in the last few weeks including at the Texas Association of Health Plan Directors Forum in San Antonio, Texas and the Addiction Professionals of North Carolina Conference with the theme that “A Pill Alone Can’t Solve the Opioid Epidemic.” Catasys has been supportive of several government efforts to combat this issue but feel there is still much more to accomplish.

Dr. Manejwala stated, “Addiction is a chronic disease requiring long-term, data-driven support – identification, evidence-based treatment, and coaching. Catasys has long believed that integrated care is critical to treating a growing population suffering from behavioral health conditions such as addiction, anxiety, and depression. We believe the greatest threat in this growing epidemic has been the continued challenges of identifying and effectively addressing behavioral health through a comprehensive, integrated care program. Over half of all prescriptions for opioids go to people with anxiety or depression and a majority of people with these conditions are not able to engage in the care they so desperately need.”

Dr. Manejwala continued, “Our OnTrak program finds, engages and treats members whose behavioral health conditions exacerbate underlying chronic medical conditions. Over the last several years we have developed proprietary approaches to engaging this population which are being recognized by the largest health insurance companies in the nation. The Company has now contracted with 5 of the 8 largest health plans, is in advanced contract discussions with several others, and has launched enrollment with three of these insurance companies over the past few months. We are focused on providing a comprehensive solution that addresses this growing health emergency effectively through a focus on the unique needs of each individual.”

Facts about Opioid Prescriptions and Behavioral Health Disorders

●	Over 50% of the prescriptions for opioids go to individuals who also suffer from a mental health condition.
●	43 million adults in the United States have an anxiety disorder, however only one out of three seek treatment.
●	15.6 million people in the United States suffer from depression, but only two out of 10 seek treatment.

Omar Manejwala, M.D., Senior Vice President and Chief Medical Officer, is responsible for overseeing Catasys clinical affairs and leads new product development efforts. Dr. Manejwala is a psychiatrist, a Distinguished Fellow of the American Psychiatric Association and a Fellow of the American Society of Addiction Medicine. He has extensive addiction experience and a passion for integrated treatment approaches. He is the author of Craving: Why We Can’t Seem to Get Enough.

Dr. Manejwala’s most recent commentary on the challenges of the opioid epidemic were noted in an op-ed feature in the Charlotte Observer, which you can review by clicking the following link:

http://www.charlotteobserver.com/opinion/op-ed/article179382496.html

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Anxiety, depression and substance use disorder comprise approximately 75% of all behavioral health disease. The Company estimates that 43 million adults in the United States have an anxiety disorder, 27 million adults have a substance use disorder, and approximately 16 million people suffer from depression.

Forward-Looking Statements

Except for statements of historical fact, the matters presented in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.